SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
[X] CURRENT REPORT PURSUANT TO `SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 1, 2008 (March 20, 2008)
Commission File Number 333-74396
JPC CAPITAL PARTNERS, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	58-2451191
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

555 North Point Center East, 4th Floor
Alpharetta, GA 30022	(678) 366-5019
(Address of Principal Executive Offices)	(Issuer’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On March 20, 2008, JPC Capital Partners, Inc. (the “Company”) executed a Stock Purchase Agreement and Share Exchange (the “Agreement”) with Componus, Inc. a Nevada corporation (“Componus”). The Agreement provides for the acquisition of Componus whereby Componus shall become a wholly owned subsidiary of the Company. In connection with acquisition of Componus, the Company shall issue 89,000,000 total shares of common stock, which will represent and equate to 87.25% of the total issued and outstanding common stock of the Company after the transaction is closed (the “Closing”). These shares will be issued in exchange for all of the issued and outstanding shares of Componus. Componus also shall pay to the Company up to $25,000 for reimbursement of its legal fees incurred as a result of the transactions contemplated by the Agreement.
The Agreement contemplates that, in connection with the Closing, each of the current officers and directors of the Company shall resign. Immediately thereafter, Hung-Lang Huang, Wang Bing-Chin Huang, Hsiu-Pin Hsu and Cliff Nakayama shall each be appointed to the board of directors of the Company and Hung-Lang Huang shall be appointed Chairman, President and Chief Executive Officer of the Company and Wang Bing-Chin Huang shall be appointed Secretary, Treasurer and Chief Financial Officer of the Company.
The Purchase Agreement contains customary representations, warranties and covenants of the Company and Componus, including, among others, a covenant by the Company to maintain and keep its property in good condition, to perform under its agreements and to not enter into material agreements, issue shares, declare dividends, transfer assets or take other material actions without the consent of Componus.
The Closing is conditioned upon, among other items, continued accuracy of Componus’s and the Company’s representations and warranties, the Company completing a reverse stock split with respect to its common stock whereby two shares of common stock are exchanged for one share of common stock, the Company subsequently amending its Articles of Incorporation such that the total number of authorized shares of common stock is increased to 250,000,000 and the Company transferring or assigning all of its assets and agreements to a third party.
The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are cautioned not to rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company ‘s public disclosures.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 2.1 to this Form 8-K.
Forward Looking Statements. This current report may contain ‘forward-looking statements’ within the meaning of, and pursuant to, the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as ‘believes,’ ‘anticipates’ or ‘expects,’ or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Forward-looking statements, which are made in good faith, are based upon numerous assumptions, some of which may be specifically described with respect to a particular statement. Because it is uncertain whether future conditions and events will confirm these assumptions, there is a risk that future results will differ materially from what is stated in or implied by such forward-looking statements. The Company cautions readers to consider this risk, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments or for any other reason. For further information regarding the Company, please read the Company’s reports filed with the Securities and Exchange Commission (‘SEC’), which are available at www.sec.gov.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibits are furnished herewith:

2.1	Stock Purchase Agreement and Share Exchange (previously filed)

99.1	Press Release of JPC Capital Partners, Inc., issued March 26, 2008.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
JPC CAPITAL PARTNERS, INC.

By:	/s/ John C. Canouse
John C. Canouse
Chief Executive Officer
Dated: March 31, 2008